Exhibit 99.1

   DRS Technologies Reports Record First Quarter Results; Revenues, Operating Income and Net Earnings up 80%, 82% and 61%, Respectively

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Aug. 5, 2004--

            Bookings and Backlog Reach First Quarter Highs;
                  Company Raises Fiscal 2005 Guidance

    DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the first quarter ended June 30, 2004. Results included significant gains in revenues, operating income, net earnings and free cash flow. Fiscal 2005 first quarter record new orders for products and services increased funded backlog at the end of the period to a first quarter high.

    Fiscal 2005 First Quarter Results

    Fiscal 2005 first quarter revenues were $300.7 million, an 80 percent increase over revenues of $167.2 million for last year's first quarter. Record revenues for the three-month period primarily were attributable to strong organic growth and the addition of sales from the company's acquisition of Integrated Defense Technologies, Inc.
(IDT) completed during the third quarter of fiscal 2004. Organic revenue growth accounted for approximately 29 percent of the increase in the quarter.
    Operating income of $29.8 million was 82 percent higher than the $16.4 million reported for the same quarter of fiscal 2004. Record operating income for the first quarter of fiscal 2005 was attributable to the higher overall sales volume and the solid performance of the company's operating segments. Operating income as a percentage of sales was 9.9 percent, compared with 9.8 percent for the same three-month period in the prior fiscal year.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $40.0 million for the first quarter, 89 percent higher than EBITDA of $21.1 million reported for the comparable period a year earlier. EBITDA as a percentage of sales was 13.3 percent, compared with 12.6 percent for the same period a year earlier.
    Net earnings for the first three months of fiscal 2005 were 61 percent higher than a year ago at $11.8 million, or $0.43 per diluted share, compared with last year's first quarter net earnings of $7.3 million, or $0.32 per diluted share. First quarter net earnings per share were 34 percent higher than a year ago, despite the 20 percent increase in weighted average diluted shares outstanding for the first quarter of 27.5 million, compared with 22.9 million a year earlier. The increase in shares was principally due to shares issued in connection with company's acquisition of Integrated Defense Technologies, Inc. (IDT) in the third quarter of fiscal 2004.
    Free cash flow (net cash provided by operating activities less capital expenditures) for the first quarter of fiscal 2005 was strong at $17.3 million.
    "DRS began fiscal 2005 with exceptional first quarter results, achieving new records for the period in key financial metrics," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Additionally, bookings for the quarter were very strong, reflecting several competitively secured, multi-year contracts that will be key to the ongoing strength of our core businesses for the next several years. These new programs, coupled with a robust level of new orders for other products and services, excellent performance demonstrated during the period and rapid pace of the IDT acquisition integration, have enhanced our outlook, enabling us to raise our guidance for fiscal 2005."

    New Contract Awards and Backlog

    DRS secured a first quarter record of $355.3 million in new orders for products and services during the first three months of fiscal 2005, reflecting an 84 percent increase over bookings for the comparable prior-year period. Funded backlog at June 30, 2004 climbed to $1.27 billion, 42 percent above $893.9 million in funded backlog at the end of the first quarter of fiscal 2004.

    During the first quarter of fiscal 2005, the company's C4I segment booked $159.4 million in new orders, including:

    -- A competitively awarded, multi-year, indefinite delivery/indefinite quantity (IDIQ) contract to produce rugged Applique Computer Systems for the U.S. Army's Force XXI Battle Command, Brigade and Below (FBCB2) program supporting Blue Force Tracking requirements;

    -- An award to provide electrical plant equipment design work for the Navy's next- generation DD(X) destroyer program covering key elements of the electric drive system, including propulsion motors, drive controls, power electronics equipment and others for the engineering development models;

    -- A contract to design advanced propulsion steam turbines for the U.S. Navy's next- generation CVN-78 class of aircraft carriers;

    -- Orders for power generation, distribution, motor control and propulsion systems for U.S. Navy surface ships, aircraft carriers and submarines associated with the company's Navy nuclear equipment product line;

    -- A contract to provide AN/USQ-82(V) Fiber Optic Data Multiplex Systems for U.S. Navy DDG-51 Arleigh Burke class destroyers. The FODMS, a unique general- purpose data network that provides data conversion and distribution of hull, mechanical and electrical signals, as well as Aegis combat system signals, is considered the backbone of the interior communications system;

    -- Contracts to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

    -- Awards for data collection and processing equipment, including tuners, receivers, signal processors, and microwave and satellite communications systems, used in U.S. intelligence operations; and

    -- An award to produce Supplemental Weather Radar systems, capable of providing real-time surveillance and advance warning of potentially severe weather systems, for U.S. Navy and Marine Corps bases around the world, as part of a multi-year IDIQ contract.

    Orders for DRS's Surveillance & Reconnaissance segment were $195.9 million for the first quarter and included:

    -- A contract under the new, competitively awarded, multi-year U.S. Army Driver Vision Enhancers II program to provide drivers of a wide range of frontline combat and tactical wheeled vehicles with the ability to see clearly using uncooled infrared technology;

    -- An award under the new, competitively awarded, multi-year U.S. Army Thermal Weapons Sights (TWS) program to produce a family of next-generation TWS for war fighters using DRS's uncooled infrared technology;

    -- A contract to provide airborne instrumentation subsystems under the new, competitively awarded, multi-year, next-generation U.S. Air Force P5 Combat Training
        System/Tactical Combat Training System program;

    -- An order to produce and test the pilotage and targeting receiver assemblies under the new Apache Arrowhead Forward Looking Infrared (FLIR) System program supporting U.S. Army AH-64 Apache attack helicopters, representing initial production of the Modernized Target Acquisition and Designation Sight/Pilot Night Vision Sensor System;

    -- A contract to provide high-frequency radio transmitters for the High-Frequency Active Auroral Research Program (HAARP), which supports a U.S. Arctic research facility being built to study the Earth's upper atmosphere;

    -- An award to provide subsystems to support the U.S. Air Force modernized Unmanned Threat Emitter (UMTE) Training System - an unmanned, remote control system that simulates surface-to-air missiles and anti-aircraft artillery radar deployable worldwide at electronic warfare (EW) ranges for tactical training;

    -- A contract to produce Direct Support Electrical System Test Set (DSESTS), a ground vehicle electronic test, diagnostics and energy management system, for U.S. Army M1A1, M1A2 and M1A2 System Enhancement Program (SEP) Abrams Main Battle Tanks and the M2/M3 family of Bradley Fighting Vehicle Systems;

    -- An order to provide electro-optical components, spares, support and depot repair services for the Mast Mounted Sight
        (MMS) on the U.S. Army's OH-58D Kiowa Warrior helicopters;

    -- Orders to produce Second Generation (SG Gen II) FLIR detectors, Dewar assemblies and coolers for the Command Launch Unit on the Javelin Anti-Tank Weapon System program supporting the U.S. Army, Marine Corps and the Foreign Military Sales
        (FMS) program;

    --  An award to produce Improved Bradley Acquisition Subsystems
        (IBAS) to upgrade the fire control systems of U.S. Army M2A3 Bradley Fighting Vehicles, including the incorporation of Second Generation Forward Looking Infrared technology;

    -- Orders to produce major subsystems for the U.S. Army's Long Range Advanced Scout Surveillance System (LRAS3), which provides the Brigade Reconnaissance Troops, Armor and Infantry Battalion Scout Platoons, and the Stryker Brigade Combat Teams
        (SBCT) with long-range detection, recognition, identification and far-target location capability;

    -- An award to produce sensor systems for an airborne infrared countermeasures program to reduce the anti-aircraft weapons threat to military tactical aircraft; and

    -- A contract to design and produce new embedded diagnostics systems and provide chassis modifications to upgrade the M2A3 Bradley Fighting Vehicles, which will provide higher reliability, a reduced logistics footprint, and lower operating and support costs.

    Balance Sheet Highlights

    At June 30, 2004, the company had $64.2 million in cash and cash equivalents, reflecting strong first quarter cash flow. This strong cash flow enabled the company to prepay $10.0 million of its term loan debt during the quarter and $5.0 million on July 1, 2004, which followed the company's prepayment of $20.0 million of its term loan debt in the fourth quarter of fiscal 2004. Total debt on June 30, 2004 was $561.2 million, compared with $571.6 million at the end of fiscal 2004, which reflected utilization of the company's credit facility, as well as its $350 million of 6.875 percent senior subordinated notes due 2013. DRS used the net proceeds from the offering of the notes last fiscal year, together with a portion of its available cash and initial borrowings under an amended and restated credit facility, to fund the acquisition of IDT during the third quarter of fiscal 2004, to repay certain of the company's and IDT's outstanding indebtedness, and to pay related fees and expenses.

    Segment Results

    DRS's C4I Group reported substantial increases in revenues, operating income, bookings and backlog for the first quarter of fiscal 2005. Sales of $166.8 million were up 77 percent from $94.2 million a year ago. Operating income of $17.3 million was a 70 percent improvement over the $10.2 million for the same prior-year period, reflecting a 10.4 percent operating margin. The increases were due primarily to the addition of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter of fiscal 2004 and to higher organic growth led by shipments relating to the U.S. Navy's AN/UYQ-70 Advanced Display Systems program, power systems for the next-generation DD(X) destroyer program and tactical computers for the U.S. Army's FBCB2 program. Bookings during the period of $159.4 million contributed to a first quarter record funded backlog of approximately $625.2 million at June 30, 2004, 14 percent above backlog at the same time last year.
    First quarter results for DRS's Surveillance & Reconnaissance Group reflected significant increases in key financial metrics over the prior-year period. Revenues of $133.9 million were up 83 percent from $73.0 million for same quarter in the previous year. Operating income of $12.5 million was more than double the $6.2 million reported in the first quarter last year and reflected a stronger operating margin of 9.3 percent, compared with 8.5 percent for the first quarter last year. The increases were due primarily to the addition of sales and profitability from operations associated with the company's acquisition of IDT in the third quarter of last fiscal year and to higher organic growth led by shipments associated with the U.S. Army's Mast Mounted Sight program, other airborne thermal sighting system programs and maritime surveillance system programs. Strong new orders of $195.9 million during the quarter contributed to a record funded backlog of $644.3 million at June 30, 2004, 87 percent higher than the same time last year.

    Outlook

    Based on the excellent results reported for the first quarter, the company raised its fiscal 2005 revenue guidance to range between $1.23 billion and $1.26 billion, approximately 25 percent above fiscal 2004 sales. Up to 10 percent of the revenue growth is expected to be organic, and the company continues to anticipate an operating margin of 10.5 percent or greater. The company also increased its earnings guidance for the fiscal year ending March 31, 2005, and now expects $1.95 to $2.00 in diluted earnings per share. The earnings guidance is based on weighted average diluted shares outstanding of approximately
27.8 million, compared with 24.8 million in fiscal 2004. The company continues to target free cash flow conversion of at least one times net earnings and thus expects to generate free cash flow in excess of $50 million for fiscal 2005.
    "Entering fiscal 2005 with great first quarter performance, including strong free cash flow, robust new orders and high backlog, we are confident in our ability to successfully execute our strategies and achieve our goals for the fiscal year," said Mr. Newman.
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.

    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Thursday, August 5, 2004 at 9:30 a.m. EDT. Listeners can access the call live and archived by visiting DRS's web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                Three Months Ended
                                                      June 30,
                                             -------------------------
                                                2004(1)       2003
                                             ------------ ------------
Revenues                                     $     300.7  $     167.2
Operating Income                             $      29.8  $      16.4
Interest and Related Expenses                $       9.0  $       3.0
Earnings before Income Taxes                 $      20.5  $      13.0
Income Tax Expense                           $       8.7  $       5.7
Net Earnings                                 $      11.8  $       7.3
Net Earnings per Share of Common Stock:
 Basic                                       $       .44  $       .33
 Diluted                                     $       .43  $       .32
Weighted Average Number of Shares of
Common Stock Outstanding:
 Basic                                              26.9         22.4
 Diluted                                            27.5         22.9

(1) Fiscal 2005 first quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                Three Months Ended
                                                      June 30,
                                             -------------------------
                                                2004(1)       2003
                                             ------------ ------------
Reconciliation of Non-GAAP Financial Data:
 Net Earnings                                $      11.8  $       7.3
 Income Taxes                                        8.7          5.7
 Interest Income                                    (0.1)        (0.3)
 Interest and Related Expenses                       9.0          3.0
 Amortization and Depreciation                      10.6          5.4
                                             ------------ ------------
 EBITDA(2)                                   $      40.0  $      21.1
 Income Taxes                                       (8.7)        (5.7)
 Interest Income                                     0.1          0.3
 Interest and Related Expenses                      (9.0)        (3.0)
 Deferred Income Taxes                               0.5          0.2
 Changes in Assets and Liabilities,
   Net of Effects from Business
   Combinations                                      0.1        (14.1)
 Other, Net                                          1.9          1.4
                                             ------------ ------------
 Net Cash Provided by
   Operating Activities                      $      24.9  $       0.2
 Capital Expenditures                               (7.6)        (4.2)
                                             ------------ ------------
 Free Cash Flow(3)                           $      17.3  $      (4.0)


(1) Fiscal 2005 first quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc., DRS Signal Solutions (West), DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

(2) The Company defines EBITDA as net earnings before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(3) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                   OTHER FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                Three Months Ended
                                                      June 30,
                                             -------------------------
                                                 2004         2003
                                             ------------ ------------
Organic Growth Calculation:
 Total Revenues                              $     300.7  $     167.2
 Less Revenues from Acquisitions
   Owned Less Than One Year                        (84.4)           -
                                             ------------ ------------
 Organic Revenues                            $     216.3  $     167.2

 Organic Revenue Growth(1)                          29.4%

(1) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported sales from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                Three Months Ended
                                                      June 30,
                                             -------------------------
                                                 2004        2003(3)
                                             ------------ ------------
Revenues
C4I Group(1)                                 $     166.8  $      94.2
Surveillance & Reconnaissance Group(2)             133.9         73.0
----------------------------------------------------------------------
Consolidated                                 $     300.7  $     167.2
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                 $      17.3  $      10.2
Surveillance & Reconnaissance Group(2)              12.5          6.2
----------------------------------------------------------------------
Consolidated                                 $      29.8  $      16.4
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                        10.4%        10.8%
Surveillance & Reconnaissance Group(2)               9.3%         8.5%
----------------------------------------------------------------------
Consolidated                                         9.9%         9.8%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                 $     159.4  $     113.1
Surveillance & Reconnaissance Group(2)             195.9         80.3
----------------------------------------------------------------------
Consolidated                                 $     355.3  $     193.4
----------------------------------------------------------------------

Backlog
C4I Group(1)                                 $     625.2  $     549.4
Surveillance & Reconnaissance Group(2)             644.3        344.5
----------------------------------------------------------------------
Consolidated                                 $   1,269.5  $     893.9
----------------------------------------------------------------------

(1) Fiscal 2005 first quarter results include the operations of the Company's DRS Broadcast Technology, DRS Weather Systems, Inc., DRS Signal Solutions, Inc. and DRS Signal Solutions (West) units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

(2) Fiscal 2005 first quarter results include the operations of the Company's DRS Training & Control Systems, Inc., DRS EW & Network Systems, Inc., DRS EW & Network Systems (Canada) and DRS Test & Energy Management, Inc. units, as a result of the acquisition of Integrated Defense Technologies, Inc. in the third quarter of fiscal 2004 (November 4, 2003).

(3) Fiscal 2004 first quarter results were restated to conform to the Company's current operating structure.

                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                               June 30,     March 31,
                                                 2004         2004
                                             ------------ ------------
Assets
Cash and Cash Equivalents                    $    64,221  $    56,790
Other Current Assets                             410,820      445,417
----------------------------------------------------------------------
Total Current Assets                             475,041      502,207
----------------------------------------------------------------------
Property, Plant and Equipment, Net               148,661      149,542
Goodwill, Intangibles and Other Assets           941,424      943,639
----------------------------------------------------------------------
Total Assets                                 $ 1,565,126  $ 1,595,388
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
Short-Term Debt                              $       433  $        45
Current Installments of Long-Term Debt             5,790        5,894
Accounts Payable and Other Current
 Liabilities                                     348,377      381,815
----------------------------------------------------------------------
Total Current Liabilities                        354,600      387,754
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                                    554,988      565,654
Other Liabilities                                 47,229       46,355
Stockholders' Equity                             608,309      595,625
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity   $ 1,565,126  $ 1,595,388
----------------------------------------------------------------------



    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500